WELLS FARGO FUNDS MANAGEMENT, LLC

WELLS FARGO FUNDS DISTRIBUTOR, LLC

Code of Ethics

Policy on Personal Securities Transactions
and Trading on Insider Information

Revised

November 1, 2015

1.     Overview.. 1

1.1   Code of Ethics. 1

1.2   Standard of Business Conduct1

1.3   Team Member Duties. 2

1.4   Team Members' Obligation to Report Possible Violations. 2

1.5   WFFM's Duties and Responsibilities to Team Members. 3

2.     Trading on Insider Information. 4

2.1   What is Insider Trading?. 4

2.2   Using Non-Public Information about an Account or our Advisory Activities. 5

2.3   Wells Fargo & Co (WFC) Securities. 5

3.     Personal Securities Transactions. 6

3.1   Avoid Conflicts of Interest6

3.2   Team Members are Reporting Persons. 6

3.3   Reporting Personal Securities Transactions. 6

3.4   New Accounts. 7

3.5   Your Reports are Kept Confidential7

3.6   Summary of What You Need to Report8

4.     Trading requirements, restrictions and Employee Compensation Accounts. 9

4.1   Pre‑Clearance Requirements for Reporting Persons. 9

4.2   How to Pre‑Clear Personal Securities Transactions. 10

4.3   Trading Restrictions and Prohibitions. 10

4.4   Ban on Short-Term Trading Profits. 13

4.5   Employee Compensation Related Accounts. 13

5.     Gifts, Outside Business Activities And Political Contributions. 16

5.1   Gifts. 16

5.2   Outside Business Activities. 16

5.3   Political Contributions and Solicitations of Contributions and Payments. 16

6.     Code Violations. 19

6.1   Investigating Code Violations. 19

6.2   Penalties. 19

6.3   Dismissal and/or Referral to Authorities. 20

6.4   Exceptions to the Code. 20

Appendix A Definitions. 21

Appendix B  Compliance Department Staff List. 25

Appendix C  Gifts and Entertainment. 26

Appendix D  Reportable Funds. 28

Appendix E  Detailed Summary of Code Obligations for Political Contributions and Activities  29

Overview

Code of Ethics

Wells Fargo Funds Management, LLC ("Funds Management") and Wells Fargo Funds Distributor, LLC (the "Distributor") may be referred to as "WFFM", or "WFFM-WFFD" throughout this document.

WFFM has adopted this Code of Ethics ("Code") pursuant to Rule 17j‑1 under the Investment Company Act of 1940, as amended (the "1940 Act") and Section 204A of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and Rule 204A-1 thereunder.  This Code establishes standards of business conduct and outlines the policies and procedures team members must follow to prevent insider trading and conflicts of interest.  WFFM monitors and governs any activity that may be perceived as conflicting with the fiduciary responsibility to our clients.    This Code is maintained and enforced by the Code of Ethics Administrator ("Code Administrator") and delegates, the Code of Ethics Team Manager ("Code Manager") and the Code of Ethics Team ("Code Team") within WFFM Risk & Compliance.

See the Definitions located in Appendix A for definitions of capitalized and certain other terms.

As a condition of your employment, you must acknowledge receipt of this Code and certify, within thirty days of becoming subject to the Code and annually thereafter, that you have read it and complied with it.  Violations of the Code can result in disciplinary actions, including termination, as determined by the Code Manager and/or senior management.

In addition to this Code, team members must comply with the policies outlined in the Handbook for Wells Fargo Team Members and the Wells Fargo Team Member Code of Ethics and Business Conduct.

The Code and your fiduciary obligations generally require you to put the interests of our clients ahead of your own. The Code Administrator, Manager and/or any relevant CCO may have the obligation and duty to review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, give the appearance of impropriety.

Standard of Business Conduct

WFFM team members must always observe the highest standards of business conduct and follow all applicable laws and regulations. Team members may never:

use any device, scheme or artifice to defraud a client;

make any untrue statement of a material fact to a client or mislead a client by omitting to state a material fact;

engage in any act, practice or course of business that would defraud or deceive a client;

engage in any manipulative practice with respect to a client;

engage in any inappropriate trading practices, including price manipulation; or

engage in any transaction or series of transactions that may give the appearanceof impropriety.

Team Member Duties

Team members have a duty of loyalty to WFFM clients.  This means team members always need to act in the clients' best interests, and must never do anything that allows (or appears to allow) them to inappropriately benefit from relationships with the Accounts.  Team members must disclose to the Risk & Compliance Department all conflicts of interest between the interests of clients and personal interests.    WFFM is committed to maintaining the highest ethical standards in connection with managing the Accounts, and as such, there is no tolerance for dishonesty, self-dealing or trading on material, non-public information.

As a team member, you must:

Be ethical;

Act professionally;

Exercise independent judgment;

Comply with all applicable Federal Securities Laws;

Comply with all applicable laws (U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 (Bribery Act), and other foreign laws) prohibiting bribery of government officials or other third parties (See the Wells Fargo Global Anti-Corruption policy and standards for details);

Adhere to all WFFM Compliance policies;

Avoid conflicts of interest, and situations which create the perception of a conflict of interest. A conflict of interest exists when financial or other incentives motivates a team member to place their or Wells Fargo's interest ahead of our customer.   For more information on conflicts of interest, see the Wells Fargo Conflicts of Interest Policy

Promptly report violations or suspected violations of the Code and/or Compliance policy to the Risk & Compliance Department; and

Cooperate fully, honestly and in a timely manner with any Risk & Compliance Department investigation or inquiry.

See Appendix B for Relevant Compliance Department Staff list.

Team Members' Obligation to Report Possible Violations

Team members must report any concerns regarding ethical business conduct, suspected violations of the Code of Ethics, or any non-compliance with applicable laws, rules, or regulations to the Code Administrator or to a member of the Risk & Compliance Department.  Team members may also contact the EthicsLine (800-382-7250 or https://www.reportlineweb.com/wfelreport) where a report can be made anonymously.  Reports will be treated confidentially and will be investigated promptly and appropriately.  No retaliation may be taken against a team member for providing information in good faith about possible violations.

Examples of violations include, but are not limited to:

fraud or illegal acts involving any aspect of our business;

concerns about accounting, auditing, or internal accounting control matters;

material misstatements in reports;

any activity that is prohibited by the Code; and

deviations from required controls and procedures that safeguard clients, WFFM and Wells Fargo..

WFFM's Duties and Responsibilities to Team Members

To help team members comply with this Code, the Code Administrator will:

Notify team members in writing of the Code reporting requirements;

Make a copy of the Code available and require certification that team members have read, understand, and will abide by the Code.

Make available a revised copy of the Code if there are any material amendments to it and require team members to certify receipt and understanding of the revised Code.

Compare all reported Personal Securities Transactions with the portfolio transactions report of the Accounts periodically.  Before WFFM determines if a team member has violated the Code on the basis of this comparison, the Code team will give the team member an opportunity to provide an explanation.

From time to time, provide training sessions to facilitate compliance with and understanding of the Code.

Review the Code at least once a year to assess its adequacy and effectiveness.

Require managers to inform the Code team via e-mail of the occurrence of any of the following events relating to their reports no later than the start date or effective date:

New team member additions to a Covered Company, whether internal or external;

Changes in job code, employment scope, responsibilities, and technology use;

Transfers into and from a Covered Company, whether internal or external; and

Terminations.

Trading on Insider Information

The law requires WFFM to have and enforce written policies and procedures to prevent team members from misusing material, non-public information.  WFFM does this by:

limiting access to files likely to contain non-public information,

restricting or monitoring trades, including trades in securities about which team members might have non-public information, and providing continuing education programs about insider trading.

Team members are subject to all requirements of the Wells Fargo Team Member Code of Ethics and Business Conduct set forth under the heading "Avoid Conflicts of Interest-Insider Trading"  A copy of this policy is available in the Team Member Handbook on Teamworks.

What is Insider Trading?

Insider trading is generally defined as occurring when a person has possession of material, non-public information about an issuer and engages in a Personal Securities Transaction involving securities issued by the issuer, or discloses the information to others who then trade in the issuer's securities.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act.  Information is considered non-public when it has not been made available to investors generally.  Information becomes public once it is publicly disseminated.  Limited disclosure does not make the information public (for example, if an insider makes information available to a select group of individuals, it is not public).

WARNING!

Insider trading is illegal. You could go to prison or be forced to pay a large fine for participating in insider trading.  Wells Fargo could also be fined for your actions.

Examples of illegal and prohibited insider trading and related activity include, but are not limited to, the following:

Tippingof material, non-public information is illegal and prohibited.   Tipping occurs when non‑public information about an issuer is given to someone else who then trades in securities of the issuer.

Front runningis illegal and prohibited.  Front running is trading ahead of an Account in the same or equivalent security (such as options) in order to make a profit or to avoid a loss.

Scalpingis illegal and prohibited.  Scalping is purchasing or selling a security (or an equivalent security) for a personal account prior to a recommend/buy or recommend/sell of that security or equivalent for an Account.

Using Non-Public Information about an Account or our Advisory Activities

Team Members may not:

Share with any other person (unless permitted or required by law, it's necessary to carry out duties and appropriate confidentiality protections are in place, as necessary) any non-public information about an Account, including:

any securities holdings or transactions of an Account;

any securities recommendation made to an Account;

any securities transaction (or transaction under consideration) by an Account, including information about actual or contemplated investment decisions;

any changes to portfolio management teams of Reportable Funds;

  any information about planned mergers or liquidations of Reportable Funds; and

  any Management Valuation Team proceedings and plans for future actions (either through attendance at, or receipt of the output from, such proceedings).

Use any non-public information regarding an Account in any way that might compete with, or be contrary to, the interest of such Account.

Use any non-public information regarding an Account in any way for personal gain.

NOTE:  Registered Representatives of the Distributor may have other requirements and limitations set forth in the Written Supervisory Procedures.

Wells Fargo & Co (WFC) Securities

Team members are prohibited from engaging in any transaction in Wells Fargo & Co securities that is not in compliance with applicable requirements of the Wells Fargo Team Member Code of Ethics and Business Conduct set forth under the heading "Avoid Conflicts of Interest-Personal Trading and Investment-Derivative and Hedging Transactions in Securities Issued by Wells Fargo" as may be amended from time to time. A copy of this policy is available on the Wells Fargo & Co website at:

Restrictions on Purchases & Sales of WFC Securities (http://portal.teamworks.wellsfargo.com/1/Ethics/Pages/default.aspx)

Personal Securities Transactions

Avoid Conflicts of Interest

When engaging in Personal Securities Transactions, there might be conflicts between the interests of a client or an account and team member's personal interests.  Any conflicts that arise in such Personal Securities Transactions must be resolved in a manner that does not inappropriately benefit the team member or adversely affect clients. Team members shall always place the financial and business interests of the Covered Companies and the clients before personal financial and business interests.

Examples of inappropriate resolutions of conflicts are:

Taking an investment opportunity away from an Account to benefit a portfolio of which a team member has Beneficial Ownership;

Using your position to take advantage of available investments;

Front running an Account by trading in securities (or equivalent securities) ahead of the Account; and

Taking advantage of information or using Account portfolio assets to affect the market in a way that personally benefits you or a portfolio of which you have Beneficial Ownership. Any other behavior determined by the CCO to be or have the appearance of a conflict.

Team Members are Reporting Persons

The Code applies generally to all team members of WFFM.  WFFM team members are considered Reporting Persons and are expected to follow the guidelines that apply to them as outlined in this Code.

Reporting Personal Securities Transactions

Generally, all Reporting Persons must report all Personal Securities Accounts, along with the holdings and transactions of Reportable Securities in those accounts.  Personal Securities Accounts include those accounts of Immediate Family Members and accounts in which team members are a Beneficial Owner.  There are three types of reports: (1) an initial holdings report that is filed upon becoming a Reporting Person, (2) a quarterly transaction report, and (3) an annual holdings report.

Each broker‑dealer, bank, or fund company where you have a Personal Securities Account must receive a request for the Risk & Compliance Department to receive all account statements and confirmations from such accounts (All accounts that have the ability to hold Reportable Securities must be included even if the account does not have holdings of those securities at the report date).   The Code Team will make this request on behalf of the Reporting Person after the accounts are disclosed.

Initial Holdings Report.  Within 10 days of becoming a Reporting Person:

All Personal Securities Accounts, including broker name and account number information must be reported to the Code of Ethics team via the Transaction Monitoring System ("TMS").

Statements (electronic or paper) for all Personal Securities Accounts must be provided by team members to the Code Team.

All holdings of Reportable Securities in Personal Securities Accounts must be input into the Code of Ethics TMS into an Initial Holdings Report.  The information in the report must be current as of a date no more than 45 days prior to the date of becoming a Reporting Person.

This Initial Holdings Report must be provided to the Risk & Compliance Department by the business day immediately before the weekend or holiday if the 10th day falls on a weekend or holiday.

Quarterly Transactions Reports.  Within 30 days of calendar quarter end:

Team members must supply to the Code team a report, most commonly via the Code of Ethics Transaction Monitoring System, showing all Securities trades made in team members' Personal Securities Accounts during the quarter.  This report and must be submitted even if there were not any Securities trades transacted during the quarter.

Team members will certify as to the correctness and completeness of this report.

This report and certification must be provided to the Code team by the business day immediately before the weekend or holiday if the 30th day falls on a weekend or holiday.

Annual Holdings Reports.  Within 30 days of each year end:

All holdings of Securities in all Personal Securities Accounts, must be reported to the Code Team via the Code of Ethics Transaction Monitoring System. The information in the report must be current as of a date no more than 45 days prior to when you provide the report.

Team members will certify as to the correctness and completeness of this report.

This report must be provided to the Code Team by the business day immediately before the weekend or holiday if the 30th day falls on a weekend or holiday.

New Accounts

Team members must inform the Code Team via the TMS of any new Personal Securities Accounts (Individual and Managed*)established within 10 days of receiving the account number or prior to executing a pre clearable transaction, whichever occurs first.

*Managed Accounts are defined as:
     Personal Accounts over which the team member has no direct or indirect influence or control, which includes an account managed on a discretionary basis by someone else.  All such accounts must be reported and approved by the Compliance Department.  For the purpose of this section, the team member claiming to have no direct or indirect influence or control over such a Personal Account must first provide a written explanation to the Compliance Department describing the circumstances of the Personal Account and reasons why such person believes he or she does not have direct or indirect influence or control )i.e. no investment discretion) over that Personal Account and that he or she does not provide any investment advice or suggestions with respect to the Personal Account.  In addition, the team member may be required to arrange for his or her broker or adviser to provide to the Compliance Department documentation to evidence such Personal Account arrangement.

Your Reports are Kept Confidential

WFFM will use reasonable efforts to ensure that the information submitted to the Risk & Compliance Department as required by this Code are kept confidential. Information will be reviewed by members of the Risk & Compliance Department and possibly our senior executives or legal counsel.  Data may be provided to Reportable Fund officers and trustees, and will be provided to government authorities upon request or others if required to do so by law or court order.

Summary of What You Need to Report

The table below serves as a reference to use in determining what transactions Reporting Persons need to report on quarterly transactions reports.  If you have questions about any types of Securities not shown below,   please contact the Code Team by email at:   COE@wellsfargo.com.

For my Quarterly Transaction Report, do I need to REPORT transactions in...?
Equity Securities, including Wells Fargo & Co. Stock	Yes
Corporate Debt Securities	Yes
Open End Reportable Mutual Funds	Yes
Municipal Bonds	Yes
Options on Reportable Securities	Yes
Money Market Mutual Funds (affiliated & non-affiliated)	No
Open End, Non-Reportable Mutual Funds	No
Exchange Traded Funds (ETFs) and iShares, both open-end and closed-end, and Unit Investment Trusts	Yes
Short Term Cash Equivalents	No
U.S. Government Bonds (direct obligations)	No
U.S. Treasuries/Agencies (direct obligations)	No
Commodities, Futures or Options on Futures	No
Securities Purchased through Automatic Investment Plans	No
Self directed transactions in Automatic Investment Plans that contain Reportable Securities	Yes
Receipt of unvested grants of Wells Fargo & Co. stock options, unvested restricted shares and other securities awarded in WFC employee compensation plans	No
Banker's Acceptances, bank certificates of deposit, commercial paper & high quality short-term debt instruments, including repurchase agreements	No
529 Plans	No
Non-Wells Fargo & Co. 401(k) plans that do not or cannot hold Reportable Funds or Securities	No
Managed Accounts	No
Closed End Mutual Funds (non-affiliated)	Yes

Trading requirements, restrictions and Employee Compensation Accounts

All Reporting Persons must pre‑clear transactions of certain Securities in Personal Security Accounts, (including those of Immediate Family Members and accounts for which team member is a Beneficial Owner) as described below as well as comply with the trading restrictions that follow.

     Pre‑Clearance Requirements for Reporting Persons

Do I need to Preclear Transactions in...?	Reporting Person	Valuation Committee Member
Equity Securities (It is not necessary to pre-clear transactions in WFC stock. See restrictions on WFC related issues in Section 4.2.3.), other than WFC stock	Yes	Yes
WFC stock purchases via Automatic Transactions in AIPs (Automated Investment Plans)	No	No
Options on WFC stock	No	No
Vested WFC options in employee compensation plans	No	No
Vested WFC restricted shares	No	No
Open End Non-Reportable Mutual Funds (i.e. WF Funds)	No	No
Exchange Traded Funds (ETFs) and iShares, both open-end and closed-end, and Unit Investment Trusts, and options on ETFs	No	Yes
Receipt of unvested grants of Wells Fargo & Co. stock options, restricted shares and other securities awarded in employee compensation plans	No	No
Corporate Debt Securities	Yes	Yes
Money Market Mutual Funds (affiliated & non-affiliated)	No	No
Municipal Bonds	Yes	Yes
Options on Pre-clearable Securities	Yes	Yes
Self directed transactions in Automatic Investment Plans that contain Pre-clearable Securities (See additional information regarding AIPs in Section 4.4).	Yes	Yes
Securities Purchased routinely in Automatic Investment Plans	No	No
Non-Wells Fargo & Co. 401(k) plans that cannot hold Reportable Funds or Securities	No	No
Short Term Cash Equivalents	No	No
U.S. Government Bonds (direct obligations)	No	No
U.S. Treasuries/Agencies (direct obligations)	No	No
Banker's Acceptances, bank certificates of deposit, commercial paper & high quality short-term debt instruments, including repurchase agreements	No	No
529 Plans	No	No
Securities held in Managed Accounts	No	No
Closed End Mutual Funds (non-affiliated)	Yes	Yes
Tender Offers	Yes	Yes

How to Pre‑Clear Personal Securities Transactions

Team members must follow the steps below to pre‑clear trades:

Request Authorization.  Authorization for a transaction that requires pre-clearance must be entered using the Code of Ethics Transaction Monitoring System ("TMS"). Email requests to coe@wellsfargo.com and verbal requests will only be accepted for those team members who are on formal leave of absence or on PTO. Team members may only request pre-clearance for market orders or same day limit orders.   Verbal pre-clearance requests are not permitted.

Have The Request Reviewed and Approved.  After receiving the electronic request, the TMS will notify team members if the trade has been approved or denied.

Trading in Foreign Markets.  Request for pre-clearance in foreign markets that have already closed for the day may be given approval to trade for the following day because of time considerations. Approval will only be good for that following business day in that local foreign market.

  Approval of Transactions

The Request May be Refused.  The Code Administrator or Manager may refuse to authorize your Personal Securities Transaction and need not give you an explanation for the refusal.  Reasons for refusing your Personal Securities Transactions may be confidential.

Authorizations Expire.  Any transaction approved by the TMS or the Code Team is effective until the close of business of the same trading day for which the authorization is granted (unless the approval is revoked earlier).  If the order for the transaction is not executed within that period, you must obtain a new advance authorization before placing your trade.

Remember!

Don't place an order with your broker until you receive electronic approval to make the trade.

Trading Restrictions and Prohibitions

All Reporting Persons must comply with the following trading restrictions and prohibitions:

60‑Day Holding Period for Reportable Fund Shares (open-end and closed-end)

Team members are required to hold shares purchased of most of the Reportable Funds for60 days.  This restriction applies without regard to tax lot considerations.  Team members are required to hold the shares from the date of the most recent purchase for 60 days.  If it is necessary to sell Reportable Fund shares before the 60‑day holding period has passed, team members must obtain advance written approval from the CCO or a Code of Ethics Compliance Officer.  The 60‑day holding period does not apply to transactions pursuant to Automatic Investment Plans.   The 60 day Holding Period does not apply to the Adjustable Rate Government Fund, Conservative Income Fund, Ultra Short-Term Income Fund, Ultra Short-Term Municipal Income Fundand the money market funds

Team member trades are subject to open order restriction

You cannot purchase or sell securities on any day during which an Account has a pending "buy" or "sell" order in for the same security (or equivalent security) of which the Risk & Compliance Department is aware until that order is withdrawn.

Team member trades are subject to a 15‑day blackout restriction

There is a "15-day blackout" on purchases or sales of securities bought or sold by an Account.  This means that you may not buy or sell a security (or equivalent security) during the 7-day periods immediately preceding and immediately following the date  the Account trades in the security ("blackout security").  During the blackout period, activity will be monitored by the Code Team or the Code Administrator and any Personal Securities Transactions during a blackout window will be evaluated and investigated based on each situation. Penalties may range from no action to potential disgorgement of profits or payment of avoided losses (see Section 6 for Code violations and penalties). During a blackout period, purchases of a blackout security may be subject to mandatory divestment. Similarly, during a blackout period, sales of a blackout security may be subject to mandatory repurchase.

In the case of a purchase and subsequent mandatory divestment at a higher price, any profits derived upon divestment may be subject to disgorgement; disgorged profits will be donated to the team member's charity of choice.  In the case of a sale and subsequent mandatory repurchase at a lower price, the team member  may be required to make up any avoided losses, as measured by the difference between the repurchase price and the price at which the security was sold; such avoided losses will be donated to the team member's charity of choice.

For example, if an Account trades in a blackout security on July 7, July 15 (the 8th day following the trade date) would be the 1st day team members may engage in a Personal Securities Transaction involving that security,and any purchases and sales in the blackout security made on or after June 30 through July 14 could be subject to divestment or repurchase.  Purchases and sales in the security made on or before June 29 (the 8th day before the trade date) would not be within the blackout period.

De minimis exception

There is a De minimis exception to the restrictions described in 4.3.2, and 4.3.3 above (Open Order and Blackout).  Reporting Persons may purchase and sell Large Capitalization Securities of up to $25,000, unless this conflicts with the 60‑day short-term profit restriction described in section 4.4.  The De minimis exception does not apply to options.

  IPOs

Team members are prohibited from purchasing shares in an Initial Public Offering.  Team members must get written approval from the Code Administrator before selling shares that were acquired in an IPO prior to starting work for WFFM.  Team members may, subject to pre-clearance requirements, purchase shares in a Private Placement as long as the position will be less than a 10% interest in the issuer, or are otherwise permitted under the Policy on Directorships and Other Outside Employment as outlined in the Wells Fargo & Co. Team Member Code of Ethics and Business Conduct.

WFC Derivatives

Team members must comply with the policies outlined in the Wells Fargo Team Member Code of Ethics and Business Conduct which states, "You may not invest or engage in derivative or hedging transactions involving securities issued by Wells Fargo & Co, including but not limited to options contracts (other than employee stock options), puts, calls, short sales, futures contracts, or other similar transactions regardless of whether you have material inside information."

Wells Fargo Advantage Fund Closed End Funds

You may not participate in a tender offer made by a closed-end Wells Fargo Advantage Fund under the terms of which the number of shares to be purchased is limited to less than all of the outstanding shares of such closed-end Wells Fargo Advantage Fund.

No team member may purchase or sell shares of any closed-end Wells Fargo Advantage Fund within 60 days of the later of

(i) the initial closing of the issuance of shares of such fund or

(ii) the final closing of the issuance of shares in connection with an overallotment option.

Team members may purchase or sell shares of closed-end Wells Fargo Advantage Funds only during the 10-day period following the release of portfolio holdings information to the public for such fund, which typically occurs on or about the 15th day following the end of each calendar quarter. Certain team members, who shall be notified by the Legal Department, are required to make filings with the Securities and Exchange Commission in connection with purchases and sales of shares of closed-end Wells Fargo Advantage Funds.

Investment Clubs

Team members may not participate in the activities of an Investment Club without the prior approval from the Code Administrator.  If applicable, trades for an Investment Club would need to be pre-cleared.

Personal Transactions

Team members are prohibited from executing or processing through a Covered Company's direct access software (TA2000 or any other similar software):

Team members' own personal transactions,

Transactions for Immediate Family Members, or

Transactions for accounts of other persons for which the team member or his immediate Family Member have been given investment discretion.

This provision does not exclude you from trading directly with a broker/dealer or using a broker/dealer's software.  The foregoing also does not prohibit you from executing or processing transactions in Wells Fargo & Co. securities granted to you as compensation through an online program designated by Wells Fargo & Co. for such purpose.

  Intention to Buy or Sell for Accounts

Team members are prohibited from buying or selling securities when they intend, or know of another's intention, to purchase or sell that security (or an equivalent security) for an Account.  This prohibition applies whether the Personal Securities Transaction is in the same direction (e.g., two purchases or two sales) or the opposite direction (e.g., a purchase and sale) as the transaction for the Account.

Team members must not attempt to manipulate the market

Team members must not execute any transactions intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

Excessive Trading

Excessive Trading for Personal Securities Accounts is strongly discouraged and Personal Securities Accounts will be monitored for Excessive Trading activity and reported to management.  Additional restrictions may be imposed by the Compliance Department on a Team Member if Excessive Trading is noted for a Personal Securities Account.

Currency Accounts

Team members do not need to report accounts established to hold foreign currency, provided no other types of securities can be held in the account.

Volcker Rule

The Volcker Rule is a section of the Dodd-Frank Wall Street Reform and Consumer Protection Act that with certain exceptions, (i) prohibits banks and their affiliates from engaging in proprietary trading, and (ii) prohibits banks and their affiliates from investing in or sponsoring hedge funds and private equity funds (i.e., funds that are exempt from registration under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940), also known as a ("Covered Fund"). Wells Fargo & Company may sponsor a Covered Fund pursuant to the asset management exemption so long as it meets certain conditions. One of the conditions is that no team member or director may acquire or retain an ownership interest in a Covered Fund sponsored by Wells Fargo & Company, unless such director or employee acquired the ownership interest while directly engaged in providing investment advisory, commodity trading advisory or other services to the Covered Fund. These other services include providing investment advice or investment management services to the fund, and providing such services that enable the provision of investment advice or investment management, including but not limited to:

Oversight and risk management,

Deal origination,

Due diligence, and

Administrative or other support services.

Additionally, any permissible investments cannot be financed by Wells Fargo.  Team members are responsible for only investing in a Covered Fund when permitted.  The investors in a Covered Fund will be periodically checked to confirm no impermissible team member ownership exists.

Ban on Short-Term Trading Profits

There is a ban on short-term trading profits.  Reporting Persons are not permitted to buy and sell, or sell and buy, the same Pre-clearable Security (or equivalent security) within 60 calendar days and make a profit; this will be considered short-term trading.

This prohibition applies without regard to tax lot.

Short sales are subject to the 60 day profit ban.

If a team member makes a profit on an involuntary call of an option, those profits are excluded from this ban; however, buying and selling options within 60 calendar days resulting in profits is prohibited.  Settlement/expiration date on the opening option transaction must be at least 60 days out.

Sales or purchases made at the original purchase or sale price or at a loss are not prohibited during the 60 calendar day profit holding period.

You may be required to disgorge any profits you make from any sale before the 60‑day period expires.  In counting the 60 calendar days, multiple transactions in the same security (or Equivalent Security) will be counted in such a manner as to produce the shortest time period between transactions.

Although certain transactions may be deemed de minimis (i.e., the exceptions noted in Section 4.3), they are still subject to the ban on short-term trading profits and are required to be input into the Code of Ethics Transactions Monitoring System.

The ban on short-term trading profits does not apply to transactions that involve:

Securities not requiring pre-clearance (i.e., ETFs)

Same-day sales of securities acquired through the exercise of employee stock options or other Wells Fargo & Co. securities granted to you as compensation or through the delivery (constructive or otherwise) of previously owned employer stock to pay the exercise price and tax withholding;

Commodities, futures (including currency futures), options on futures and options on currencies; or

Automated purchases or sales that were done as part of an Automatic Investment Plan ("AIP"). However, any self-directed purchases or sales outside the pre-set schedule or allocation of the AIP, or other changes to the pre-set schedule or allocation of the AIP, within a 60-day period, are subject to the 60-day ban on short term profit.

4.5       Employee Compensation Related Accounts

401(k) Plans

Initial Holding Report:

Team members who have an established Wells Fargo 401(k) plan with a non-zero balance are required to report their 401(k) balances in Reportable Funds as part of the Initial Holdings Reporting process.

401(k) Plans that are external to Wells Fargo are required to be reported if, regardless of the balance, the plan is capable of holding Reportable Funds or Reportable Securities.

Quarterly Transaction Report:

Team members are required to report self-directed transactions in Reportable Funds in Wells Fargo 401(k) plans that occurred outside of the previously reported investment allocations. This reporting may be made on behalf of the team member by the 401(k) plan administration area to Risk & Compliance.

Team members are required to report transactions in Reportable Funds or Securities in 401(k) plans held outside of Wells Fargo.

Team members are not required to report bi-weekly payroll contributions, periodic company matches, or profit sharing contributions.

Annual Holdings Report:

Team members are required to update their holdings in Wells Fargo 401(k) plans in their Annual Holdings Report.  This update may be made on behalf of the team member by the 401(k) plan administration area to Risk & Compliance.

If an external 401(k) account holds Reportable Funds or Securities, team members are required to update these holdings in their Annual Holdings Report.

Pre-Clearance:

Only Management Valuation Committee members are required to pre-clear transactions in Reportable Funds in a 401(k) plan.

Wells Fargo Employee Stock Options &   Vested Stock Awards

Initial Holdings Report:

-- Team members are not required to report the grant or vesting of WFC restricted share rights in the Initial Holdings Report.

-- Following the delivery of an Initial Holding report, when team members' restricted share rights in of WFC stock awarded under the team members' Long Term Incentive Compensation Plan ("LTICP") vest and shares of WFC stock are thereupon delivered to a brokerage account, including the Shareowner Services Account, team members are required to report the account holding such shares of WFC stock as a new Personal Securities Account within the time period specified in Section 3.4, if such account was not previously reported.

-- Team members are required to report subsequent vested shares delivered to any Reportable Security Account, including the Shareowner Services Account. [This bullet may belong somewhere else because this section is about the "initial" holdings report.

Quarterly Transaction Report:

All team member directed transactions in LTICP holdings are reportable on the Quarterly Transaction Report, i.e., exercising of WFC options..

The exercise of employee stock options is a reportable transaction.

.

Team members are required to report shares of WFC stock delivered to any Personal Security Accounts upon vesting of restricted share rights, including the Shareowner Services account, in Quarterly Transaction Reports, and any subsequent transactions in the WFC stock during the reporting period.

Team members are not required to report the grant or vesting of WFC restricted share rights or the vesting of WFC employee stock options.

Annual Holdings Report:

Team members are required to report  shares of WFC stock delivered upon vesting or restricted share rights and held in Personal Security Accounts, such as the Shareowner Services account.

Team members are not required to report holdings of restricted share rights or employee stock options in LTICP.

Pre-Clearance:

Preclearance is not required prior to the sale of LTICP restricted shares.

The exercise of stock options from LTICP is not pre-clearable in the Code of Ethics Transaction Monitoring System.  However, team members are requested to inform the Code Team via an email to coe@wellsfargo.com of the transaction details, as exercising of the options will flag in the Code of Ethics Transaction Monitoring System.

Wells Fargo Employee Stock Purchase Plan (ESPP)

Initial Holdings Report:

This is a Reportable Security Account and must be included in a team member's Initial Holding Report.

Quarterly Transaction Report:

Sells of shares from team members' ESPP are reportable on the Quarterly Transaction Report.

Annual Holdings Report:

Team members are required to update holdings of ESPP accounts in the Annual Holdings Report.

Pre-Clearance:

Transactions in the ESPP do not require pre-clearance.

Wells Fargo Health Services Account

Initial Holdings Report:

Wells Fargo HSAs are reportable when the balance reaches threshold that allows the team member to invest in Reportable Funds.

Quarterly Transaction Report:

Sells of shares of Reportable Funds are reportable on the Quarterly Transaction Report.

Annual Holdings Report:

Team members are required to update holdings of balances invested in Reportable Funds on the Annual Holdings Report.

Pre-Clearance:

Transactions in HSA accounts do not require pre-clearance.

Wells Fargo Deferred Compensation Plans

Wells Fargo Deferred Compensation Plans are not reportable accounts.

WARNING!

Insider trading is illegal.  You could go to prison or be forced to pay a large fine for participating in insider trading.  Wells Fargo could also be fined for your actions.

Gifts, Outside Business Activities And Political Contributions

Gifts

WFFM generally follow the Wells Fargo & Co. policy regarding receiving gifts, activities and entertainment with customers as vendors, as generally set forth in the Wells Fargo Team Member Code of Ethics and Business Conduct, although some changes have been made to that policy, making it more restrictive in some instances.  Please read and follow the version set forth in Appendix C.

NOTE:  Registered Representatives of the Distributor may have other requirements and limitations set forth in the Written Supervisory Procedures.

Outside Business Activities

WFFM follows the Wells Fargo & Co policy regarding holding outside employment and directorship positions. Please read and follow the Wells Fargo Team Member Code of Ethics and Business Conduct for requirements regarding directorships. However, if you receive an approval to participate in outside business or employment activities, your participation must be re-disclosed annually when you certify to the Code and  reapproved at any time there is a change in relevant facts upon which the original approval was granted.

NOTE:  Registered Representatives of the Distributor may have other requirements and limitations set forth in the Written Supervisory Procedures.

Political Contributions and Solicitations of Contributions and Payments

All team members of a Covered Company and their Immediate Family Members must comply with the following restrictions on making Contributions and prohibitions on Soliciting Contributions or Payments.  Failure to comply with this policy may require the Covered Company to forego all of its compensation on an applicable Account for a period of two years.

NOTE:  Registered Representatives of the Distributor may have other requirements and limitations set forth in the Written Supervisory Procedures.

City/County/State Political Contributions

Except for permitted Contributions as specifically defined below, you and your Immediate Family Members may not make any Contributions to an Official of a Government Entity (i.e., any state or political subdivision of a state, such as a city or county; see definition of "Government Entity" in Appendix A).  Any political action committee ("PAC") that you or your Immediate Family Members control (i.e., have the ability to direct or cause the direction of the governance or operations of the PAC) may not make any Contributions to an Official of a Government Entity without exception.

All team members covered by WFFM's Code of Ethics must pre-clear any political contributions to state and local government officials with the Corporate Risk Operations Political Law Team (CROPL).  This pre-clearance requirement also includes any gifts and entertainment for state and local officials.

Permitted Contributions

There are two types of Contributions you or yourImmediate Family Members may make that are permitted, depending on whether you or your Immediate Family Members are entitled to vote for the Official at the time you make a Contribution:

If you or your Immediate Family Members ARE entitled to vote for the Official at the time of the Contributions, Contributions which in the aggregate do not exceed $350 to any one Official, per election will be considered permitted Contributions.

If you or your Immediate Family Members are NOT entitled to vote for the Official at the time of the Contributions, Contributions which in the aggregate do not exceed $150 to any one Official, per election will be considered permitted Contributions.

NOTE:  Registered Representatives of the Distributor may have other requirements and limitations set forth in the Written Supervisory Procedures.

Prohibited Contributions

Regardless of whether or not you or your Immediate Family Members are entitled to vote for an Official, you and your Immediate Family Members may not make any Contributions which total more than $350 to any one Official, per election.

Federal Political Contributions

In addition, you and your Immediate Family Members ARE NOT restricted in your Contributions in a federal election in which the candidate to whom you are Contributing is not an incumbent Official of a Government Entity (i.e., city/county/state or other political subdivision of a state) at the time you make a Contribution.  For example, you or your Immediate Family Members could Contribute $1,000 to an incumbent U.S. Congressional representative running for re-election, but you or your Immediate Family Members could not Contribute more than $150/$350 (depending on your entitlement to vote) to a state governor running for President of the United States.

Solicitation and Coordination of Contributions or Payments Prohibited

You and yourImmediate Family Members may not coordinate, or Solicit any person or political action committee to make, any: (i) Contribution to an Official of a Government Entity; or (ii) Payment to a political party of a state or locality. These Solicitation and coordination restrictions relate to fundraising activities, among others, but do not prevent you from expressing support for candidates through volunteering your time without pay for non-fundraising activities that do not otherwise involve a prohibited Solicitation or coordination of Contributions or Payments.

Household Contributions

You and yourImmediate Family Members may not circumvent these restrictions and prohibitions by Contributing, Soliciting or coordinating through others, or otherwise do anything indirectly which, if done directly, would have resulted in a violation of these provisions.

Reporting of Political Contributions (If you or your Immediate Family Members Contribute more than $150 but $350 or less, you may be asked to provide a copy of the voter registration or other evidence of your entitlement to vote for the Official).

Notification of Permitted Contributions

On or before making a Permitted Contribution or a Payment to a PAC, you (on behalf of yourself or any Immediate Family Members) must notify the Risk & Compliance Department via the Transaction Monitoring System and include the following information:

The name of the Official to whom you or your Immediate Family Members are Contributing

The title of the office that the Official is seeking to occupy (or if seeking federal office, the incumbent state or local office that the Official currently occupies) and the city/county/state or other political subdivision of such office

The dollar amount of the Contribution (or, if a non-cash Contribution, the nature and value of the Contribution)

For PAC Payments, the name and contact details of the PAC and the amount or value of the Payment

NOTE:  Registered Representatives of the Distributor may have other requirements and limitations set forth in the Written Supervisory Procedures.

Annual Certification

You must certify annually as to your compliance and the compliance by your Immediate Family Members with these requirements.

Additional Items

Team Members are also subject to the requirements of the Wells Fargo Team Member Code of Ethics and Business Conduct regarding political contributions and activities.  Certain Team Members may also be required to comply with the requirements of Municipal Securities Rulemaking Board Rule G-37 or other rules it may in the future adopt in relation to individual political contributions.  Certain team members from time to time may also become subject to state and local "pay-to-play" rules.  In the event of differing and conflicting standards applying to the same activity, action or conduct, you and your Immediate Family Members must follow the most restrictive requirements or prohibitions to which you and yourImmediate Family Members are subject.

Quick Summary of Code Obligations for Political Contributions and Activities

The table below serves as a handy reference for you to understand your obligations under the Code with respect to political contributions and other political activities.   Please refer to the provisions above for more detailed guidance. If you have questions about any contributions or activities, please contact the Risk & Compliance Department by email at the following email address: COE@wellsfargo.com.  Also refer to Appendix E for a more detailed summary of these provisions.

You or your Immediate Family Member may...	If...	Reporting Required
Make cash contributions totaling up to $350 per election	You/your Immediate Family Member ARE entitled to vote for the candidate or official at the time of the contribution.	Yes
Make cash contributions totaling up to $150 per election	You/your Immediate Family Member ARE NOT entitled to vote for the candidate or official at the time of the contribution.	Yes
Volunteer Resources	Volunteering resources has a value less than the limits provided above	Yes
Volunteer your time	You/your Immediate Family Member are not compensated for the volunteer activity and it does not involve fundraising or solicitation activities.	Yes
Contribute to PACs (Political Action Committees)	You/your Immediate Family Member are not able to direct the funds collected by the PAC or are otherwise are not able to direct the governance or operations of the PAC.	Yes

NOTE:  Registered Representatives of the Distributor may have other requirements and limitations set forth in the Written Supervisory Procedures.

Code Violations

Investigating Code Violations

The Code Administratoror designee is responsible for investigating any suspected violation of the Code.  Team Members are expected to respond to Code of Ethics inquiries promptly. If the Code Administrator selects a designee, the designee will report the results of each investigation to the relevant CCO.  This includes not only instances of violations against the letter of the Code, but also any instances that may give the appearance of impropriety. The Code Administrator is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code in coordination with the designee. Any confirmed violation of the Code may be reported to the team member's supervisor and human resources consultant immediately.

Penalties

The Code Administrator is responsible for deciding whether a violation is minor, substantive or serious.  In determining the seriousness of a violation of this Code, the Administrator will consider the following factors, among others:

the degree of willfulness of the violation;

the severity of the violation;

the extent, if any, to which a team member profited or benefited from the violation;

the adverse effect, if any, of the violation on a Covered Company or an Account; and

team member history of prior violation of the Code.

For purposes of imposing sanctions, violations generally will be counted on a rolling 12 month period. However, the Code Administrator or senior management reserves the right to impose a more severe sanction/penalty depending on the severity of the violation and/or taking into consideration violations dating back more than 12 months.

Any serious violations of the Code as described below will be reported immediately to the Wells Fargo Funds' Board of Trustees.  All minor and substantive violations will be reported to the Wells Fargo Funds' Board of Trustees at the next regularly scheduled quarterly meeting.  Penalties will be imposed as follows:

Minor Violations:

First - Oral warning;

Second - Written notice;

Third - $250 fine to be donated to your charity of choice (All fines will be made payable to your charity of choice (reasonably acceptable to Wells Fargo) and turned over to the Code Team, which will mail the donation check (cashier's check or money order funds only) on your behalf).

Minor violations include, but are not limited to, the following: failure to submit signed acknowledgments of certain Code forms and certifications, pre-clearance irregularities, and failure to complete required Code training.

Substantive Violations:

First  - Written notice;

Second - $250 fine to be donated to your charity of choice*;

Third - $1,000 fine or disgorgement of profits (whichever is greater) to be donated to your charity of choice* and/or termination of employment and/or referral to authorities.

Substantive violations include, but are not limited to, the following: failure to complete required reporting; unauthorized purchase/sale of restricted investments as outlined in this Code, violations of short-term trading for profit (60-day rules), failure to request trade pre‑clearance and violations of certain trading restrictions as described in Section 4.3.

Serious Violations:

Trading with inside information, "front running" and "scalping" are each considered a serious violation.  WFFM will take appropriate steps, which may include termination of employment and/or referral to governmental authorities for prosecution.  The Wells Fargo Funds' Board will be informed immediately of any serious offenses.

WFFM may deviate from the penalties listed in the Code where the Administrator and/or senior management determines that a more or less severe penalty is appropriate based on the specific circumstances of that case.  The penalties listed in this Section 6.2 are in addition to disgorgement or other penalties imposed by other provisions of this Code.

Dismissal and/or Referral to Authorities

Repeated violations or a flagrant violation of the Code may result in immediate dismissal from employment.  In addition, the Code Administrator and/or senior management may determine that a single flagrant violation of the law, such as insider trading, will result in immediate dismissal and referral to authorities.

Exceptions to the Code

Each Code Administrator is responsible for enforcing the Code.  The Code Administrator (or his or her designee) may grant certain exceptions to the Code in compliance with applicable law, provided any requests and any approvals granted must be submitted and obtained, respectively, in advance and in writing.  The Code Administrator or designee may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal.

Appendix A
Definitions

General Note:

The definitions and terms used in the Code are intended to mean the same as they do under the 1940 Act and applicable other Federal Securities Laws.  If a definition hereunder conflicts with the definition in the 1940 Act or other Federal Securities Laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the 1940 Act or other Federal Securities Laws, as applicable.

Accounts                                  Accounts of investment advisory clients of Covered Companies, including but not limited to registered and unregistered investment companies and Managed Accounts.

Automatic Investment Plan      A program that allows a person to purchase or sell securities, automatically and on a regular basis in accordance with a pre-determined schedule and allocation, without any further action by the person.  An Automatic Investment Plan includes a SIP (systematic investment plan), SWP (systematic withdrawal plan), SPP (stock purchase plan), DRIP (dividend reinvestment plan), or employer-sponsored plan.

Beneficial Owner                     You are the "beneficial owner" of any securities in which you have a

(Ownership)                             direct or indirect Financial or Pecuniary Interest, whether or not you have the power to buy and sell, or to vote, the securities.

In addition, you are the "beneficial owner" of securities in which an Immediate Family Member has a direct or indirect Financial or Pecuniary Interest, whether or not you or the Immediate Family Member has the power to buy and sell, or to vote, the securities.  For example, you have Beneficial Ownership of securities in trusts of which Immediate Family Members are beneficiaries.

You are also the "beneficial owner" of securities in any account, including but not limited to those of relatives, friends and entities in which you have a non-controlling interest, over which you exercise investment discretion.  Such accounts do not include accounts you manage on behalf of a Covered Company or any other affiliate of Wells Fargo & Co.

Contribution                            Any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

Control                                    The power to exercise a controlling influence over the management or policies of a company, unless the power is solely the result of an official position with such company.  Owning 25% or more of a company's outstanding voting securities is presumed to give you control over the company.  (See Section 2(a)(9) of the 1940 Act for a complete definition.)

Covered Company                   Either Wells Fargo Funds Management, LLC or Wells Fargo Funds Distributor, LLC.

Equivalent Security                  Any security issued by the same entity as the issuer of a subject security that is convertible into the equity security of the issuer.  Examples include, but are not limited to, options, rights, stock appreciation rights, warrants and convertible bonds.

Excessive Trading                    A high number of transactions during any month could be considered Excessive Trading.  The Compliance Department will report any Excessive Trading to management.

Federal Securities Laws           The Securities Act of 1933 (15 U.S.C. 77a‑aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107‑204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm‑Leach-Biley Act (Pub. L. No. 100‑102, 113 Stat. 1338 (1999)), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Financial or Pecuniary            The opportunity for you or your Immediate Family Member, directly or

Interest                                    indirectly, to profit or share in any profit derived from a transaction in the subject securities whether through any contract, arrangement, understanding, relationship or otherwise. This standard looks beyond the record owner of securities to reach the substance of a particular arrangement. You not only have a Financial or Pecuniary Interest in securities held by you for your own benefit, but also securities held (regardless of whether or how they are registered) by others for your benefit, such as securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes any security owned by an entity directly or indirectly controlled by you, which may include corporations, partnerships, limited liability companies, trusts and other types of legal entities. You or your Immediate Family Member may have a Financial or Pecuniary Interest in:

Your accounts or the accounts of Immediate Family Members;

A partnership or limited liability company, if you or an Immediate Family Member is a general partner or a managing member;

A corporation or similar business entity, if you or an Immediate Family Member has or shares investment control; or

A trust, if you or an Immediate Family Member is a beneficiary.

Government Entity                   Any state or political subdivision of a state, including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a "defined benefit plan" as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a Government Entity; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

High quality short-term           Any instrument that has a maturity at issuance of less than 366 days and

debt instrument                        that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization such as Moody's Investors Service.

Immediate Family Member      Any of the following persons, including any such relations through adoption, who reside in the same household with you:

spouse	grandparent	mother-in-law
domestic partner	grandchild	father-in-law
parent	brother	daughter-in-law
stepparent	sister	son-in-law
child		sister-in-law
stepchild		brother-in-law

Immediate Family Member also includes any other relationship that the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.

Investment Club                       An investment club is a group of people who pool their money to make investments. Usually, investment clubs are organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Club meetings may be educational and each member may actively participate in investment decisions.

IPO                                          An initial public offering, or the first sale of a company's securities to public investors.  Specifically it is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Large Capitalization Security  A security whose issuer has an equity market capitalization of more than $1 billion.

Managed Account                   Any account for which the holder gives, in writing, his/her broker or someone else the authority to buy and sell securities, either absolutely or subject to certain restrictions. In other words, the holder gives up the right to decide what securities are bought or sold for the account.

Non-Public Information           Any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, prospectuses, or similar publications or sources.

Official                                     Any person (including any election committee for the person) who was, at the time of the Contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity.

Payment                                   Any gift, subscription, loan, advance, or deposit of money or anything of value.

Personal Securities Account    Any holding of Securities of which you have Beneficial Ownership, other than a holding of Securities previously approved by the Code of Ethics Compliance Officer over which you have no direct influence or Control.  A Personal Securities Account is not limited to securities accounts maintained at brokerage firms, but also includes holdings of Securities owned directly by you or an Immediate Family Member or held through a retirement plan of Wells Fargo & Co.  or any other employer.

Personal Securities                  A purchase or sale of a Security, of which you have or acquire Beneficial

Transaction                             Ownership.

Private Placement                    An offering that is exempt from registration under Section 4(2) or 4(6) of the Securities Act of 1933, as amended, or Rule 504, Rule 505 or Rule 506 thereunder.

Purchase or Sale of a              Includes, among other things, gifting or the writing of an option to

Security                                   purchase or sell a security.

Reportable Fund                      Reportable Fund means (i) any investment company registered under the Investment Company Act of 1940, as amended, for which a Covered Company serves as an investment adviser as defined in Section 2(a)(20) of that Act, or (ii) any investment company registered under the Investment Company Act of 1940, as amended, whose investment adviser or principal underwriter controls a Covered Company, is controlled by a Covered Company, or is under common control with a Covered Company; provided, however, that Reportable Fund shall not include an investment company that holds itself out as a money market fund. For purposes of this definition, "control" has the same meaning as it does in Section 2(a)(9) of the Investment Company Act of 1940, as amended. A list of all Reportable Funds shall be maintained and made available for reference under "Reportable Funds" under the "Code of Ethics" tab in the Compliance Department InvestNet web page.

Security/Securities                   As defined under Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. Government; bankers' acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market mutual funds; or shares issued by open-end registered investment companies other than the Reportable Funds.

Solicit                                      With respect to a Contribution or Payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution or Payment.

Appendix B

Compliance Department Staff List

Please consult the Frontier intranet website or the Transaction Monitoring System, for a current list of compliance staff designated to monitoring the Code of Ethics. The WFFM Code of Ethics email address is coe@wellsfargo.com.

Appendix C

Gifts and Entertainment

Team members and their family members must not accept gifts from or participate in activities with (including services, discounts, entertainment, travel or promotional materials) an actual or potential customer or vendor or from business or professional people to whom team members do or may refer business unless the gift or activity was in accordance with accepted, lawful business practices and is of sufficiently limited value that no possible inference can be drawn that the gift or activity could influence the team member  in the performance of duties for Wells Fargo & Co.  It is unlawful for a team member to corruptly seek or accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of Wells Fargo & Co.  This rule applies to all team members, including, but not limited to, those involved in recommending or making decisions related to:

Pricing of products sold by the company

Extension of credit, or

Purchase of goods or services from outside vendors

Money - Money (cash, check, money order, electronic funds, Visa or similar gifts cards, or any type of gift that can be exchanged for or deposited as cash) must never be accepted or given.

Giving Gifts - Team members who wish to give gifts to vendors, customers or officials, or who are asked to authorize such gifts, must follow standard expense authorization procedures.

  Gifts valued at more than $100 to a current or potential customer (as represented by an individual person) within any calendar year must be approved, in writing, by your Compliance Department.

  Gifts of tickets to sporting or other entertainment events to current or potential customers and guests with an aggregate value of more than $300 per person, (customer or vendor) per year must be approved, in writing, by your Compliance Department.

Team members who wish to give personal gifts to other team members must follow the general guideline that the gift be made in accordance with accepted business practices and is of sufficiently limited value that the gift could not influence the giver or the receiver in the performance of their duties for Wells Fargo & Co, nor create actual or perceived pressure to reciprocate.

Accepting Gifts - Unless approved, in writing, by your Compliance Department, you may not accept gifts, gift cards or gift certificates worth more than $100 from a current or potential customer, vendor or their agent within any calendar year.

However, the following items are not subject to the $100 limit:

Gifts based on obvious family or personal relationship when it is clear that the relationship, and not the company's business, is the basis for the gift;

Discounts or rebates on merchandise or services from an actual or potential customer or vendor if they are comparable to and do not exceed the discount or rebate generally given by the customer or vendor to others;

Awards from civic, charitable, educational or religious organizations for recognition of service and accomplishment; or

Gifts of tickets to sporting or other entertainment events, provided the aggregate value to you and your guests is not more than $300 per customer or vendor per year.

Activities with Customers or Vendors - Activities with existing or potential customers or vendors that are paid for by them (including meals, winning door prizes, sporting events and other entertainment, as well as trips to customer and vendor sites, exhibits and other activities) may be accepted only if the activity is a customary, accepted and lawful business practice and is of sufficiently limited value that no possible inference can be drawn that participating in the activity could influence you in the performance of your duties for Wells Fargo & Co.

If you have any doubt about the propriety of participating in an activity offered by a customer or a vendor you should consult with your supervisor and Compliance Department before accepting the offer.  If the activity includes travel paid for by a customer or vendor, you must obtain management approval before accepting the trip.

Registered Representatives the Distributor may have other requirements/limitations set forth in the Written Supervisor Procedures.

Dealings with Government Officials- Team members must comply with U.S. law, including the U.S. Foreign Corrupt Practices Act, and the laws of foreign countries when dealing with domestic and foreign government officials. Under no circumstances may you pay or offer anything of value directly or indirectly, to a government official, including foreign officials, political parties and party officials and candidates for the purpose of improperly influencing an official act or decision, securing an improper advantage, or assisting in obtaining or retraining business or directing business to anyone.  In countries in which there is a government involvement in business enterprises, such officials may include employees and manager of local enterprises.

In addition, team members engaged in procurement lobbying activities must register and report as lobbyists where appropriate.  This would include sales team activities whenever communication occurs with state and local government officials.  This reporting would be done through the Corporate Risk Operations Political Law Team (CROPL)

State and Local Government Officials-Team members must pre-clear any gifts/entertainment to/from State or Local officials to the Corporate Risk Operations Political Law Team (CROPL)

Appendix D

Reportable Funds

Please consult the Wells Fargo Advantage Funds website for a complete list of mutual funds and any closed end funds to which the Code applies. Please refer to the following website for a current list of Reportable Funds: https://WFFMfrontier.wellsfargo.com/WFFM/WFFM_compliance/coe.jsp

Appendix E

Detailed Summary of Code Obligations for Political Contributions and Activities

The table below serves as an additional reference for you to understand your obligations under the Code with respect to political contributions and other political activities.   Please refer to the Code provisions for more detailed guidance.

NOTE:  Registered Representatives of the Distributor may have other requirements and limitations set forth in the Written Supervisory Procedures.

Who must comply with these provisions?
You (all team members)	Yes
Your Immediate Family Members (see Appendix A for definition)	Yes
Political Action Committees that are controlled by you or your Immediate Family Members	Yes
What types of government offices/elections apply?
State (executive, legislative, judicial, administrative)	Yes
County/Borough/Parish (executive, legislative, judicial, administrative)	Yes
City/Town (executive, legislative, judicial, administrative)	Yes
Other Local (executive, legislative, judicial, administrative)	Yes
Federal (executive, legislative, judicial, administrative)-if candidate is an incumbent State/County/City/Local official	Yes
Federal (executive, legislative, judicial, administrative)-if candidate is not an incumbent State/County/City/Local official	No
What Contributions and activities are restricted or prohibited by the Code?
Cash contributions	Yes-Restricted
Non-cash contributions	Yes-Restricted
Services for compensation	Yes-Restricted
Volunteer or paid activity that includes fund raising	Yes-Prohibited

Volunteer or paid activity that includes Soliciting items of value to influence the outcome of any election for federal, state or local office, pay debt incurred in connection with such an election or pay of transition or inaugural expenses of a winning candidate

Yes-Prohibited
Volunteer or paid activity that includes fund raising or Soliciting items of value for a state or local political party	Yes-Prohibited
Volunteer activity that does not include fund raising or any of the Solicitation activities described in the three rows above	No-Not Restricted or Prohibited
What Contributions and activities are allowed?#
Contributions to Officials for whom you/Immediate Family Member ARE ENTITLED to vote	Contributions up to a total of $350* to any Official, per election
Contributions to Officials for whom you/Immediate Family Member are NOT ENTITLED to vote	Contributions up to a total of $150* to any Official, per election
What Contributions and activities are prohibited?
Contributions to Officials for whom you/Immediate Family Member ARE ENTITLED to vote	Contributions exceeding a total of $350* to any Official, per election
Contributions to Officials for whom you/Immediate Family Member are NOT ENTITLED to vote	Contributions exceeding a total of $150* to any Official, per election
What reporting is required?
The scope of Contributions and activities that must be reported	All Contributions, PAC Payments and activities subject to the Code
The timing of reporting of Contributions and activities	Contributions and activities must be reported on or before the Contribution or activity
The contents of a report	Name of the Official Title of Office City/County/State/Other Subdivision Amount/Value of Contribution/activity Name, contact details and amount of Payment to any PAC
The mechanism for reporting	Report via the Transaction Monitoring System
What else is required in addition to reporting?
Annual certifications of compliance	Required Certifications will be handled through Star NG

#  No Contributions by controlled PACs are permitted

* The value of non-cash Contributions or services may not exceed the applicable dollar limit.